Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2018 FIRST QUARTER FINANCIAL RESULTS

LAS VEGAS, May 9, 2018 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) ("Pinnacle" or the "Company") today reported financial results for the first quarter ended March 31, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. The Company adopted ASC 606 using the modified retrospective method, therefore, prior period amounts have not been adjusted.

2018 First Quarter Highlights:

•	Net revenues decreased by $11.6 million or 1.8% year over year to $628.4 million.

•
Net income increased by $4.6 million to $21.8 million from $17.2 million in the prior year period, while the related margin increased to 3.5% from 2.7% in the prior year period. GAAP diluted net income per share was $0.35 versus $0.28 in the prior year period.

•
Consolidated Adjusted EBITDAR increased by $2.8 million or 1.6% year over year to $177.7 million from $174.9 million in the prior year period. The prior year period included an out of period adjustment related to Ameristar Kansas City that decreased net revenues and Consolidated Adjusted EBITDAR by $3.2 million. Consolidated Adjusted EBITDAR margin increased by 100 basis points year over year to 28.3%.

•	Consolidated Adjusted EBITDAR and margin expansion were led by strong performance of L'Auberge Lake Charles, Ameristar Black Hawk, and Horseshu and Cactus Petes in Jackpot, Nevada.

•
2018 first quarter financial results were negatively impacted by adverse winter weather conditions, principally across the businesses in the Company's Midwest segment, as well as closures and clean-up costs related to the flooding of the Ohio River at Belterra Park and Belterra Resort in February. The number of operating days affected by adverse winter weather conditions in the 2018 first quarter increased by 120% year over year. Management estimates that these events reduced 2018 first quarter Consolidated Adjusted EBITDAR by approximately $9.8 million.

•	Consolidated Adjusted EBITDA, net of Lease Payments, was $76.8 million, an increase of $1.3 million or 1.7% year over year.

Additional Highlights:

•
At a special meeting held on March 29, 2018, Pinnacle stockholders approved the acquisition of the Company by Penn National Gaming, Inc. ("Penn National") by voting affirmatively to adopt the merger agreement for the transaction. Additionally, on that same day, the stockholders of Penn National approved the acquisition of Pinnacle by voting affirmatively for the issuance of Penn National’s common stock to Pinnacle stockholders as consideration in the proposed transaction.

•
The proposed transaction has been approved by gaming regulators in Illinois, Mississippi, Pennsylvania (Gaming Control Board and Racing Commission) and West Virginia. The transaction is subject to remaining regulatory approvals and expected to close in the second half of 2018.

•	The Company repaid $17.7 million of Conventional Debt in the 2018 first quarter, reducing the Company's Conventional Debt balance to $804.1 million as of March 31, 2018.

Summary of First Quarter Results

	Three months ended March 31,
(amounts in thousands, except per share data, unaudited)	2018	2017

Net revenues	$628,395	$639,974
Net income (1)	$21,794	$17,208
Net income margin (1)	3.5%	2.7%
Consolidated Adjusted EBITDAR (2)	$177,663	$174,855
Consolidated Adjusted EBITDAR margin (2)	28.3%	27.3%
Consolidated Adjusted EBITDA, net of Lease Payments (2)	$76,834	$75,538
Operating income (1)	$115,337	$111,011
Net income attributable to Pinnacle Entertainment, Inc.	$21,943	$17,217
Diluted net income per share	$0.35	$0.28

(1)
Net income and operating income for the three months ended March 31, 2018 include $1.8 million in pre-opening, development and other costs and $2.4 million of write-downs, reserves and recoveries, net, versus $0.8 million and $0.5 million, respectively, in the prior year period.

(2)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, see the Glossary of Terms and Non-GAAP Financial Measures and the reconciliations to the GAAP equivalent financial measures below.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "We are pleased with our 2018 first quarter performance. The results delivered by our team members were noteworthy, particularly in light of the challenges we faced in the first quarter.
"Our Consolidated Adjusted EBITDAR increased by $2.8 million or 1.6% year over year to $177.7 million, despite an $11.6 million or 1.8% decline in net revenues. Harsher winter weather conditions and flooding across our portfolio of businesses, particularly in February, were the factors that drove the decline of our revenues, with the number of operating days affected by adverse weather events more than doubling in the 2018 first quarter relative to the prior year period. Flooding of the Ohio River caused the closure of both Belterra Park and Belterra Resort in February, for 11 days and 7 days, respectively. In aggregate, we estimate these factors had an unfavorable impact of $9.8 million on Consolidated Adjusted EBITDAR. We successfully managed our business to match the revenue environment we experienced. Our management of variable expenses offset the revenue decline and we achieved Consolidated Adjusted EBITDAR growth and margin expansion in the quarter. The rebound in our business we began to see as winter weather conditions abated in March has continued into the 2018 second quarter.
“While the execution on our cost structure in the 2018 first quarter was widespread throughout our portfolio, there were some exceptional individual business performances at L'Auberge Lake Charles, Ameristar Black Hawk, and Cactus Petes. L'Auberge Lake Charles grew its net revenues by 7.5%, Adjusted EBITDAR by 31.1% and expanded its margins by 610 basis points. While a portion of this growth is attributable to low table games hold percentage in the prior year period, we continue to profitably grow revenues. Ameristar Black Hawk produced another terrific quarter with net revenue growth of 5.7%, Adjusted EBITDAR growth of 9.3%, and Adjusted EBITDAR margin expansion of 140 basis points. Ameristar Black Hawk continues to benefit from our multi-year effort to reposition it as the premier gaming entertainment destination resort in the broader Denver market. In December 2017, we extended this strategy with the opening of an immersive central entertainment venue called Bar 8042, which has been very well received by our guests. Our properties in Jackpot, Nevada, which includes Horseshu and Cactus Petes, generated net revenue growth of 9.5%, Adjusted EBITDAR growth of 31.8% and margin expansion of 540 basis points as this business grows its profitable revenue streams while maintaining discipline on its cost structure.

“In the 2018 first quarter, we made significant progress on the approximate $20 million renovation of the Ameristar East Chicago casino floors and expansion of this business, which includes a land based high limit gaming experience. The land based high limit space will contain 95 slot machines and 14 table games, as well as dedicated amenities for the VIP guests that utilize this space. Construction of the high limit gaming space is currently underway, and is expected to be completed by the end of May. The renovation of the existing casino floors will improve the overall quality of the gaming entertainment experience at Ameristar East Chicago, while allowing us to optimize its capacity, layout and game mix. We anticipate the casino renovation will be completed in phases through the fall.
“Significant progress has been made toward completing our transaction with Penn National, including the approval of the transaction by the shareholders of both companies in March, and the receipt of regulatory approvals in Illinois, Mississippi, Pennsylvania and West Virginia. We continue to work closely with the Penn National team to obtain the remaining regulatory approvals and in coordinating a smooth transition and seamless integration upon the closing of the transaction. We remain on track to complete the transaction in the second half of 2018,” concluded Mr. Sanfilippo.
Adoption of ASC 606
The Company's 2018 first quarter financial results reflect the adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. The Company adopted ASC 606 using the modified retrospective method, therefore, year over year comparability is reduced since prior period amounts have not been adjusted. The adoption of ASC 606 resulted in an approximate $2.8 million or 0.4% reduction in net revenues in the 2018 first quarter, with no material impact on operating income, net income or Consolidated Adjusted EBITDAR.

•
ASC 606 changed the accounting for our mychoice program reward credits earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of mychoice credits as they are earned by our customers and recognize revenue when the credits are redeemed. Prior to the adoption of ASC 606, the estimated liability for unredeemed credits was accrued based on the estimated cost of the goods or services to be provided.

•
ASC 606 changed the classification of charges associated with our mychoice tier accrual for third-party annual gifts. These charges were previously recorded to gaming expenses and now are recognized as a reduction to gaming revenue.

•
ASC 606 changed the accounting for complimentaries. The Company previously did not present revenue for goods and services provided to customers for free as an inducement to gamble (discretionary and non-discretionary complimentaries). Complimentaries related to an inducement to gamble (i.e., gaming contracts) are now recognized at standalone selling prices with an offsetting reduction to gaming revenues.

The amount by which each line item in our unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2018 was affected by ASC 606 as compared with the accounting guidance that was in effect before the change was as follows:

	For the three months ended March 31, 2018
	As Reported - With Adoption of ASC 606	As Adjusted - Without Adoption of ASC 606	Effect of Accounting Change Increase/(Decrease)

	(amounts in thousands)
Revenues (1):
Gaming	$499,263	$568,509	$(69,246)
Food and beverage	69,667	31,625	38,042
Lodging	37,819	11,433	26,386
Retail, entertainment and other	21,646	19,627	2,019
Total revenues	628,395	631,194	(2,799)
Expenses and other costs (2):
Gaming	258,763	306,308	(47,545)
Food and beverage	62,724	29,572	33,152
Lodging	14,346	5,840	8,506
Retail, entertainment and other	10,431	7,337	3,094
Other expenses and other costs	166,794	166,794	—
Total expenses and other costs	513,058	515,851	(2,793)
Operating income	$115,337	$115,343	$(6)

Net income	$21,794	$21,800	$(6)
Net income attributable to Pinnacle Entertainment, Inc.	$21,943	$21,949	$(6)

(1)
Of the decrease in gaming revenues, $66.9 million is attributable to the allocation of a portion of the price in gaming transactions to complimentary hospitality and other revenues, which increased food and beverage; lodging; and retail, entertainment and other revenues. In addition, gaming revenues is reduced by $2.4 million, which represents the allocated portion of the price in gaming transactions to certain tier benefits, such as the annual gift, which was previously included in gaming expenses.

(2)
Of the decrease in gaming expenses, $39.8 million is attributable to the cessation of the Company’s prior accounting practice of including the estimated costs of providing complimentaries in gaming expenses rather than in food and beverage; lodging; and retail, entertainment and other; expenses, which increased food and beverage; lodging; and retail, entertainment and other; expenses. In addition, gaming expenses is reduced by $2.4 million, which represents the allocated portion of the transaction price in gaming contracts to certain tier benefits, such as the annual gift, which was previously included in gaming expenses.

2018 First Quarter Operational Review
Midwest Segment
In the Midwest segment, net revenues decreased by $12.8 million or 3.3% year over year to $377.5 million in the 2018 first quarter. Adjusted EBITDAR decreased by $3.0 million or 2.7% year over year to $109.9 million and Adjusted EBITDAR margin was 29.1%, an increase of 20 basis points year over year.
2018 first quarter financial results for the Midwest segment were negatively impacted by adverse winter weather conditions, as well as closures and clean-up costs related to the flooding of the Ohio River at Belterra Park and Belterra Resort in February. Results for the prior year period included a $3.2 million out of period adjustment that reduced the net revenues and Adjusted EBITDAR of Ameristar Kansas City.
The Meadows generated mid-single digit Adjusted EBITDAR growth despite a mid-single digit decline in net revenues. Adjusted EBITDAR margin expanded approximately 180 basis points. These results were achieved by continuing to drive profitable table gaming revenues and through strategic marketing efficiencies. In the 2018 first quarter, the Company's mychoice guest loyalty program was implemented at The Meadows, replacing the property's legacy rewards program. The transition of the guest loyalty program required a conversion of the casino software systems of the property, which added expense and caused casino floor disruption in the 2018 first quarter.
Belterra Resort and Belterra Park both experienced low double-digit net revenue declines and Adjusted EBITDAR declines in excess of 25% and 50%, respectively, as a direct result of the closures and clean-up costs related to the flooding of the Ohio River and severe winter weather during the quarter. Consequently, Adjusted EBITDAR margin decreased in excess of 500 basis points year over year at each of these businesses.
South Segment
In the South segment, net revenues decreased by $2.4 million or 1.2% year over year to $190.1 million in the 2018 first quarter. Adjusted EBITDAR increased by $1.9 million or 3.1% to $63.6 million. Adjusted EBITDAR margin was 33.5%, an increase of 140 basis points year over year.
L'Auberge Lake Charles generated high single digit growth in net revenues and Adjusted EBITDAR growth in excess of 30% as the table games hold percentage of the business normalized from the lower levels of the prior year period. Strong gaming revenue growth and additional marketing efficiencies contributed to L'Auberge Lake Charles expanding Adjusted EBITDAR margin by approximately 600 basis points year over year in the 2018 first quarter.
L'Auberge Baton Rouge experienced low double digit net revenue and Adjusted EBITDAR declines on a year over year basis. Adjusted EBITDAR margin contracted approximately 300 basis points year over year. Implemented efficiencies in the cost structure of the business and streamlined marketing were not enough to offset lower gaming and non-gaming revenues in comparison to the prior year period, but this business continues to gain market share given its quality operations.
West Segment
West segment net revenues were $59.7 million in the 2018 first quarter, an increase of $3.7 million or 6.6% year over year. Adjusted EBITDAR was $23.2 million, an increase of $2.7 million or 13.2% year over year. Adjusted EBITDAR margin was 38.9%, an increase of 230 basis points year over year.
Ameristar Black Hawk produced mid-single digit growth in net revenues coupled with high single digit Adjusted EBITDAR growth. Adjusted EBITDAR margin expanded approximately 140 basis points year over year. The operating results at Ameristar Black Hawk were driven by a high single digit increase in gaming revenues and continued marketing and advertising efficiencies.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Retama Park Racetrack management operations, decreased by $1.2 million in the 2018 first quarter to $19.0 million.
Lease Payments

	For the three months ended March 31,
	2018	2017

	(amounts in thousands, unaudited)
Reduction of Financing Obligation	$13,087	$11,797
Interest expense attributable to Financing Obligation (1)	81,296	81,162
Total payments to GLPI related to Master Lease (1)	$94,383	$92,959

Long-term prepaid rent	$2,275	$2,275
Rent expense attributable to Meadows Lease (2)	4,171	4,083
Total payments to GLPI related to Meadows Lease (2)	$6,446	$6,358

(1)
In May 2017, the rent due under the Master Lease was increased by the building base rent escalator, which was for an annual amount of $5.8 million. The building base rent escalator is recorded as interest expense as incurred.

(2)	In October 2017, the annual rent due under the Meadows Lease was increased by the base rent escalator. The base rent escalator is recorded as rent expense as incurred.
Interest Expense

	For the three months ended March 31,
	2018	2017

	(amounts in thousands, unaudited)
Interest expense from Financing Obligation	$81,296	$81,162
Interest expense from Conventional Debt	11,235	13,105
Interest income	(173)	(154)
Capitalized interest	(5)	(5)
Interest expense, net	$92,353	$94,108
Liquidity and Capital Expenditures
Liquidity
As of March 31, 2018, the Company had $152.4 million in cash and cash equivalents. As of March 31, 2018, $194.0 million was drawn on the Company's $400.0 million revolving credit facility and $9.2 million of letters of credit were outstanding.
As of March 31, 2018, the Company had a total principal balance of Conventional Debt of $804.1 million, a decrease of $17.7 million compared to the balance as of December 31, 2017.
Capital Expenditures
Capital expenditures were approximately $18.2 million in the 2018 first quarter and related to the Company's existing assets, businesses and corporate initiatives.

Pending Merger
As previously announced, on December 17, 2017, Pinnacle entered into an agreement and plan of merger with Penn National, pursuant to which Penn National will acquire all of the outstanding common shares of Pinnacle in a cash and stock transaction. Under the terms of the agreement and plan of merger, Pinnacle stockholders will receive $20.00 in cash and 0.42 shares of Penn National common stock for each Pinnacle share.
At a special meeting held on March 29, 2018, Pinnacle stockholders approved the acquisition of the Company by Penn National by voting affirmatively to adopt the merger agreement for the transaction. Additionally, on that same day, the stockholders of Penn National approved the acquisition of Pinnacle by voting affirmatively for the issuance of Penn National’s common stock to Pinnacle stockholders as consideration in the proposed transaction. The transaction has also been approved by gaming regulatory agencies in Illinois, Mississippi, Pennsylvania, and West Virginia. The proposed merger is subject to customary closing conditions and additional required regulatory approvals. The proposed merger is expected to close in the second half of 2018. No assurance can be given that the proposed merger will be completed.

Investor Call
Pinnacle will not host an investor conference call or webcast related to the announcement of its 2018 first quarter financial results due to its pending acquisition by Penn National. Investors may find a detailed report of the Company’s 2018 first quarter results in the tables below, as well as in financial statements and related footnotes on Form 10-Q to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 10, 2018.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed merger, Penn National has filed with the SEC a registration statement on Form S-4 (File No. 333-222936) that includes a preliminary joint proxy statement of Penn National and Pinnacle that also constitutes a prospectus of Penn National. Penn National and Pinnacle also plan to file other relevant documents with the SEC regarding the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4, INCLUDING THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the preliminary joint proxy statement/prospectus and other relevant documents filed by Penn National and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn National can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Glossary of Terms
Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense; income taxes; depreciation; amortization; rent expense associated with the Meadows Lease; pre-opening, development and other costs; non-cash share-based compensation; asset impairment costs; write-downs, reserves, recoveries; inter-company management fees, gain (loss) on sale of certain assets; gain (loss) on early extinguishment of debt; gain (loss) on sale of discontinued operations; and discontinued operations. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Cash Income Taxes: is defined as the cash payments made for income taxes to Federal and State governmental agencies during the period.
Cash Interest Expense: is defined as the cash paid for interest on Conventional Debt (which is defined below) in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows Lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. Management eliminates the results from discontinued operations at the time they are deemed discontinued.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Lease Payments (which is defined below).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, and the Company's 5.625% Senior Notes due 2024.
Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.

Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows Lease. The Company’s annual rent payment is currently $382.8 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s annual rent payment is currently $25.8 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of The Meadows Racetrack and Casino (The Meadows) gaming entertainment business. The lease has a 10-year initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Lease Payments.

Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements regarding Pinnacle’s business generally, expected results of operations and future operating performance and future growth, about the benefits of the proposed merger, adequacy of resources to fund development and expansion projects, liquidity, financing options, Pinnacle’s plans, objectives, expectations and intentions, the expected timing of the completion of the proposed merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: Pinnacle’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of Pinnacle’s markets, which could adversely affect revenues and profitability; Pinnacle is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund Pinnacle’s operations and growth and limit Pinnacle’s ability to react to competitive and economic changes; fluctuations in the trading volume and market price of shares of Pinnacle’s common stock, general business and market conditions; risks related to the acquisition of Pinnacle by Penn National and the integration of the businesses and assets to be acquired; the possibility that the proposed merger does not close when expected or at all because required regulatory, or other, approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the proposed merger is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or Gaming and Leisure Properties, Inc. deals do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed merger; potential litigation challenging the transaction; the possibility that the anticipated benefits of the proposed merger are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated time frame or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the proposed merger; risks associated with increased leverage from the transaction; and additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn National’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn National and Pinnacle. Pinnacle does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media Inquiries
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)

	For the three months ended March 31,
	2018	2017

	(unaudited)
Revenues:
Gaming	$499,263	$574,169
Food and beverage	69,667	33,255
Lodging	37,819	11,987
Retail, entertainment and other	21,646	20,563
Total revenues	628,395	639,974
Expenses and other costs:
Gaming	258,763	313,239
Food and beverage	62,724	31,414
Lodging	14,346	6,062
Retail, entertainment and other	10,431	8,292
General and administrative	112,534	112,615
Depreciation and amortization	50,039	56,018
Pre-opening, development and other costs	1,820	799
Write-downs, reserves and recoveries, net	2,401	524
Total expenses and other costs	513,058	528,963
Operating income	115,337	111,011
Interest expense, net	(92,353)	(94,108)
Income before income taxes	22,984	16,903
Income tax benefit (expense)	(1,190)	305
Net income	21,794	17,208
Less: net loss attributable to non-controlling interest	149	9
Net income attributable to Pinnacle Entertainment, Inc.	$21,943	$17,217
Net income per common share:
Basic	$0.39	$0.31
Diluted	$0.35	$0.28
Weighted average common shares outstanding:
Basic	56,901	55,977
Diluted	62,245	60,884

1

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(amounts in thousands, unaudited)

	For the three months ended March 31,
	2018	2017
Revenues:
Midwest (1)	$377,545	$390,301
South (2)	190,094	192,471
West (3)	59,646	55,977
Total Segment Revenues	627,285	638,749
Corporate and Other (4)	1,110	1,225
Total Revenues	$628,395	$639,974

Adjusted EBITDAR:
Midwest (1)	$109,855	$112,885
South (2)	63,602	61,746
West (3)	23,160	20,489
Segment Adjusted EBITDAR	196,617	195,120
Corporate Expenses and Other (4)	(18,954)	(20,265)
Consolidated Adjusted EBITDAR (5,7)	177,663	174,855
Lease Payments (6)	(100,829)	(99,317)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$76,834	$75,538
Consolidated Adjusted EBITDAR margin % (5,7)	28.3%	27.3%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Resort, Belterra Park, Meadows and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as results from the management of Retama Park Racetrack.

(5)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See the Glossary of Terms for a detailed description of Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $94.4 million and $6.4 million, respectively, in the three months ended March 31, 2018.

(7)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

2

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and cash equivalents	$152,416	$184,218
Land, buildings, vessels and equipment, net	2,596,302	2,629,013
Other assets, net	1,136,040	1,136,997
Total assets	$3,884,758	$3,950,228

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities, other than long-term debt and long-term financing obligation	$290,563	$345,346
Long-term debt, including current portion (1)	795,207	812,324
Long-term financing obligation, including current portion (2)	3,100,442	3,113,529
Total liabilities	4,186,212	4,271,199
Total stockholders' deficit	(301,454)	(320,971)
Total liabilities and stockholders' deficit	$3,884,758	$3,950,228

(1)
Represents Conventional Debt related to the Company's senior secured credit facilities and 5.625% Senior Notes due 2024, net of unamortized discount and debt issuance costs. Total unamortized discount and debt issuance costs were $8.9 million and $9.4 million as of March 31, 2018 and December 31, 2017, respectively.

(2)
The Master Lease is accounted for as a financing obligation. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(amounts in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Revolving Credit Facility (1)	$194,000	$169,250
Term Loan A Facility (1)	110,000	152,437
Senior Secured Credit Facilities	304,000	321,687
5.625% Senior Notes (2)	500,000	500,000
Other	67	69
Total Conventional Debt	$804,067	$821,756

(1)	Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facilities, which consists of a revolving credit facility, and a term loan A facility.

(2)	Represents the outstanding principal amount of Conventional Debt from the Company's 5.625% Senior Notes due 2024.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(amounts in thousands)

	For the three months ended March 31,
	2018	2017

	(unaudited)
Cash paid for interest related to Conventional Debt (1)	$3,133	$4,331
Cash paid for state and federal income taxes	$593	$1,971
Capital expenditures	$18,230	$16,857

(1)
Represent cash paid for interest and fees attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. The 5.625% Senior Notes due 2024 pay interest semi-annually on May 1st and November 1st of each year.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Net Income to Consolidated Adjusted EBITDAR
and Consolidated Adjusted EBITDA, net of Lease Payments
and Net Income Margin to Consolidated Adjusted EBITDAR Margin
(amounts in thousands, unaudited)

	For the three months ended March 31,
	2018	2017
Net income	$21,794	$17,208
Rent expense under the Meadows Lease	4,171	4,083
Depreciation and amortization	50,039	56,018
Pre-opening, development and other costs	1,820	799
Non-cash share-based compensation expense	3,895	2,420
Write-downs, reserves and recoveries, net	2,401	524
Interest expense, net	92,353	94,108
Income tax expense (benefit)	1,190	(305)
Consolidated Adjusted EBITDAR (1,2)	177,663	174,855
Lease Payments (3)	(100,829)	(99,317)
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$76,834	$75,538
Net income margin %	3.5%	2.7%
Consolidated Adjusted EBITDAR margin % (2)	28.3%	27.3%

(1)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(3)
See the Glossary of Terms for a detailed description of Lease Payments. The Company made payments to GLPI for the Master Lease and Meadows Lease of $94.4 million and $6.4 million, respectively, during the three months ended March 31, 2018.

6